                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES

                          (DEVELOPMENT STAGE COMPANIES)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2001

                                TABLE OF CONTENTS



                                                                         PAGE NO.

INDEPENDENT ACCOUNTANTS' REVIEW REPORT................................      1

FINANCIAL STATEMENTS

       Consolidated Balance Sheets....................................      2

       Consolidated Statements of Comprehensive (Loss)................      3

       Consolidated Statements of Operations..........................      4

       Consolidated Statement of Stockholders' Equity.................   5 - 6

       Consolidated Statements of Cash Flows..........................   7 - 8

       Notes to Consolidated Financial Statements.....................   9 - 17

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To The Stockholders and Board of Directors
Security Biometrics, Inc. and Subsidiaries
(Development Stage Companies)

We have reviewed the accompanying consolidated balance sheet of Security Biometrics, Inc. and Subsidiaries (Development Stage Companies) as of December 31, 2001 and the related consolidated statements of comprehensive (loss), operation and cash flows for the six months ended December 31, 2001 and 2000, and for the period from August 25, 2000 (date of inception) to December 31, 2001, and the consolidated statement of stockholders' equity for the period from August 25, 2000 (date of inception) to December 31, 2001, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Security Biometrics, Inc. and Subsidiaries.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Security Biometrics, Inc. and Subsidiaries as of June 30, 2001, and the related consolidated statements of comprehensive (loss) operations, stockholders' equity and cash flows for the period from August 25, 2000 to June 30, 2001 (not presented herein); and in our report dated September 14, 2001, we expressed an unqualified opinion on those financial statements, with an additional comment that there were conditions which raised substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 30, 2001 is fairly stated in all material respects in relation to the balance sheet from which it has been derived.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has sustained operating losses of $1,368,211, has no revenue and needs additional capital to finance its operations. These conditions raise uncertainty about its ability to continue as a going concern. Managements' plans regarding these matters also are described in Note 13. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




MOFFITT & COMPANY, P.C.
SCOTTSDALE, ARIZONA

January 22, 2002

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES

                          (DEVELOPMENT STAGE COMPANIES)

                           CONSOLIDATED BALANCE SHEETS

                       DECEMBER 31, 2001 AND JUNE 30, 2001




                                     ASSETS

                                                           DECEMBER 31,       JUNE 30,
                                                               2001            2001
                                                           (UNAUDITED)       (AUDITED)

CURRENT ASSETS
       Cash                                                $     5,089     $    26,146
       G.S.T. refund                                             6,691           9,195
       Prepaid expenses                                            907             907
                                                           -----------     -----------
              TOTAL CURRENT ASSETS                              12,687          36,248
                                                           -----------     -----------

PROPERTY AND EQUIPMENT, NET OF
   ACCUMULATED DEPRECIATION                                     21,401          19,311
                                                           -----------     -----------

OTHER ASSETS
       Gesture Recognition Technology Option                   200,000         200,000
       Trademark                                                14,155
                                                                                 6,113
       Prepaid expenses                                          1,815
                                                                                 2,268
       Deposits                                                  4,176           4,763
                                                           -----------     -----------
              TOTAL OTHER ASSETS                               220,146         213,144
                                                           -----------     -----------

              TOTAL ASSETS                                 $   254,234     $   268,703
                                                           ===========     ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES

       Bank overdraft                                      $     6,699     $         0
       Accounts payable
          Non-related entities                                 100,768         110,896
          Related entities                                           0          10,000
       Accrued liabilities
          Consulting                                            33,000          25,405
          Other                                                  2,148
                                                                                     0
       Current portion of capital lease payable                  3,648           3,648
                                                           -----------     -----------
              TOTAL CURRENT LIABILITIES                        146,263         149,949
                                                           -----------     -----------
LONG - TERM LIABILITIES
       Convertible debenture payable                           100,000               0
       Capital lease payable, net of
        current portion                                          4,451           9,355
                                                           -----------     -----------
              TOTAL LONG-TERM LIABILITIES                      104,451           9,355
                                                           -----------     -----------
STOCKHOLDERS' EQUITY
       Common stock
          Authorized - 100,000,000 shares, par
             value $.001 per share
          Issued and outstanding
             December 31, 2001 - 70,843,325 shares              70,843               0
             June 30, 2001 - 70,757,675 shares                                  70,758
       Paid in capital in excess of par value of stock       1,300,888         853,496
       Deficit accumulated during the development stage     (1,364,352)       (814,855)
       Accumulated other comprehensive (loss)
          (Primarily cumulative translation adjustment)         (3,859)              0
                                                           -----------     -----------
              TOTAL STOCKHOLDERS' EQUITY                         3,520         109,399
                                                           -----------     -----------
              TOTAL LIABILITIES AND
                 STOCKHOLDERS' EQUITY                      $   254,234     $   268,703
                                                           ===========     ===========



       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                         (DEVELOPMENT STAGE COMPANIES)
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)
       FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000 AND
            FOR THE PERIOD FROM AUGUST 25, 2000 (DATE OF INCEPTION)
                              TO DECEMBER 31, 2001
                                  (UNAUDITED)


                                                                                                                       FOR THE
                                                                                                                     PERIOD FROM
                                                                                                                     AUGUST 25,
                                                                                                                   2000, (DATE OF
                                                          THREE MONTHS ENDED              SIX MONTHS ENDED          INCEPTION) TO
                                                             DECEMBER 31,                     DECEMBER 31,        DECEMBER 31, 2001
                                                    -------------------------------  ---------------------------  -----------------
                                                          2001           2000           2001            2000
                                                    --------------  ------------     ------------   ------------  -----------------
NET (LOSS)                                          $  (414,624)    $  (77,465)    $ (549,497)      $ (125,496)      $ (1,364,352)

OTHER COMPREHENSIVE (LOSS)                                                                                                 (3,859)
       Foreign currency translation adjustment                0              0         (3,859)               0
                                                    --------------  ------------     ------------   ------------    --------------
NET COMPREHENSIVE (LOSS)                            $  (414,624)     $ (77,465)     $(553,356)      $ (125,496)      $ (1,368,211)
                                                    ==============  ============     ============   ============    ==============



       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000 AND
             FOR THE PERIOD FROM AUGUST 25, 2000 (DATE OF INCEPTION)
                              TO DECEMBER 31, 2001
                                   (UNAUDITED)





                                                                                                                       FOR THE
                                                                                                                     PERIOD FROM
                                                      THREE MONTHS ENDED              SIX MONTHS ENDED               AUGUST 25,
                                                          DECEMBER 31,                     DECEMBER 31,            2000, (DATE OF
                                                -------------------------------  -------------------------------    INCEPTION) TO
                                                      2001           2000              2001              2000     DECEMBER 31, 2001
                                                --------------  ---------------  ------------      -------------  ---------------
REVENUES                                        $          0     $          0     $          0     $          0    $         0
                                                --------------  ---------------  ------------      -------------   --------------
EXPENSES
       Gesture Recognition Technology Option               0                0                0                0        320,000
       Interest Expense
          Convertible debenture -
            Beneficial conversion feature            233,333                0          233,333                0        233,333
          Other                                        2,602                0            2,602                0          2,602
       General and Administrative                    178,689          125,487          313,562          173,518        808,417
                                                --------------  ---------------  ------------      -------------  ---------------
        TOTAL EXPENSES                               414,624          125,487          549,497          173,518      1,364,352
                                                --------------  ---------------  ------------      -------------  ---------------
NET (LOSS)                                      $   (414,624)    $   (125,487)    $   (549,497)    $   (173,518)     1,364,352
                                                ============     ============     ============     ============   ===============
NET (LOSS) PER COMMON SHARE

       Basic and diluted                        $       (.01)    $       (.00)    $       (.01)    $       (.00)  $      (.02)
                                                ============     ============     ============     ============   ===============
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING

       Basic and diluted                          70,941,874       50,757,675       70,941,874       50,757,675    70,941,874
                                                ============     ============     ============     ============   ===============






       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE PERIOD FROM AUGUST 25, 2000 (DATE OF INCEPTION)
                         TO DECEMBER 31, 2001(UNAUDITED)


                                             COMMON STOCK                PREFERRED STOCK
                                       -------------------------    ------------------------
                                       SHARES         AMOUNT           SHARES        AMOUNT
                                    ------------   ------------      ----------    ----------
INCEPTION, AUGUST 25, 2000                   0     $         0               0     $         0

SHARES OF BIOMETRICS
SECURITY, INC.
   SHARES ISSUED FOR CASH
   PRIOR TO REVERSE
   ACQUISITION                         757,675         757,675         500,000              10

REMOVAL OF BIOMETRICS                 (757,675)              0               0               0
   SECURITY, INC.  AND RE-
   STATEMENT AS EQUIVALENT
   SECURITY BIOMETRICS, INC.
   SHARES RECEIVED IN REVERSE
   ACQUISITION                      38,257,675               0               0               0
                                    ----------     -----------       ---------     -----------

AS RESTATED                         38,257,675         757,675         500,000              10

EFFECT OF REVERSE ACQUISITION
   WITH SECURITY BIOMETRICS,
   INC., THE LEGAL ACQUIRER, ON
   AUGUST 25, 2000                  12,500,000        (706,917)       (500,000)            (10)
                                    ----------     -----------       ---------     -----------

BALANCE, AUGUST 25, 2000, AFTER
   REVERSE ACQUISITION WITH
   SECURITY BIOMETRICS, INC.        50,757,675          50,758               0               0

ACQUISITION OF NETFACE LLC          20,000,000          20,000               0               0

NET (LOSS) FOR THE PERIOD
   ENDED JUNE 30, 2001                       0               0               0               0
                                    ----------     -----------       ---------     -----------

BALANCE, JUNE 30, 2001              70,757,675          70,758               0               0






                                 PAID IN
                                 DEFICIT        DEFICIT
                                CAPITAL IN    ACCUMULATED   ACCUMULATED
                                EXCESS OF      DURING THE      OTHER
                                PAR VALUE     DEVELOPMENT   COMPREHENSIVE
                                OF STOCK        STAGE         (LOSS)               TOTAL
                                ----------    -----------  -------------        -----------
INCEPTION, AUGUST 25, 2000      $       0    $       0     $       0             $       0

SHARES OF BIOMETRICS
SECURITY, INC.
   SHARES ISSUED FOR CASH
   PRIOR TO REVERSE
   ACQUISITION                          0            0             0               757,685

REMOVAL OF BIOMETRICS                   0            0             0                     0
   SECURITY, INC.  AND RE-
   STATEMENT AS EQUIVALENT
   SECURITY BIOMETRICS, INC.
   SHARES RECEIVED IN REVERSE
   ACQUISITION                          0            0             0                     0
                                ----------    -----------  -------------        -----------
AS RESTATED                             0            0             0               757,685

EFFECT OF REVERSE ACQUISITION
   WITH SECURITY BIOMETRICS,
   INC., THE LEGAL ACQUIRER, ON
   AUGUST 25, 2000                662,133            0             0               (44,794)
                                ----------    -----------  -------------        -----------
BALANCE, AUGUST 25, 2000, AFTER
   REVERSE ACQUISITION WITH       662,133            0             0               712,891
   SECURITY BIOMETRICS, INC.
                                  191,363            0             0               211,363
ACQUISITION OF NETFACE LLC

NET (LOSS) FOR THE PERIOD
   ENDED JUNE 30, 2001                  0     (814,855)            0              (814,855)
                                ----------    -----------  -------------        -----------
BALANCE, JUNE 30, 2001            853,496     (814,855)            0               109,399



       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)
             FOR THE PERIOD FROM AUGUST 25, 2000 (DATE OF INCEPTION)
                              TO DECEMBER 31, 2001
                                  (UNAUDITED)



                                          COMMON STOCK               PREFERRED STOCK
                                     ------------------------     -----------------------
                                      SHARES       AMOUNT         SHARES        AMOUNT
                                     ---------   ------------     ---------    ----------
ISSUANCE OF COMMON STOCK
   FOR CASH AT $2.50 PER SHARE
       JUNE 2001                       48,650    $        48              0    $         0
       AUGUST 2001                     22,000             22              0              0
       SEPTEMBER 2001                   5,000              5              0              0
       DECEMBER 2001                   10,000             10              0              0

NET (LOSS) FOR THE SIX
   MONTHS ENDED
   DECEMBER 31, 2001                        0              0              0              0

INTEREST EXPENSE -
   CONVERTIBLE DEBENTURES -
   BENEFICIAL CONVERSION
   FEATURE                                  0              0              0              0

CUMULATIVE CURRENCY
   TRANSLATION ADJUSTMENT FOR
   THE SIX MONTHS ENDED
   DECEMBER 31, 2001                        0              0              0              0
                                   -----------   ------------     ---------    -----------
                                   70,843,325    $    70,843              0    $         0
                                   ==========    ============     =========    ===========


                                        PAID IN              DEFICIT
                                      CAPITAL IN           ACCUMULATED              ACCUMULATED
                                       EXCESS OF           DURING THE                  OTHER
                                       PAR VALUE           DEVELOPMENT             COMPREHENSIVE
                                       OF STOCK               STAGE                   (LOSS)                  TOTAL
                                   --------------        --------------            --------------        -------------
ISSUANCE OF COMMON STOCK
   FOR CASH AT $2.50 PER SHARE
       JUNE 2001                    $ 121,577             $         0              $     0                $  121,625
       AUGUST 2001                     54,978                       0                    0                    55,000
       SEPTEMBER 2001                  12,495                       0                    0                    12,500
       DECEMBER 2001                   25,009                       0                    0                    25,019

NET (LOSS) FOR THE SIX
   MONTHS ENDED
   DECEMBER 31, 2001                        0                (549,497)                   0                  (549,497)
INTEREST EXPENSE -
   CONVERTIBLE DEBENTURES -
   BENEFICIAL CONVERSION
   FEATURE                            233,333                       0                    0                     233,333

CUMULATIVE CURRENCY
   TRANSLATION ADJUSTMENT FOR
   THE SIX MONTHS ENDED
   DECEMBER 31, 2001                        0                       0               (3,859)                   (3,859)

                                    ----------            ------------             -------                ----------
                                    $1,300,888            $ (1,364,352)            $(3,859)               $    3,520
                                    ==========            ============             =======                ==========





       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000 AND
             FOR THE PERIOD FROM AUGUST 25, 2000 (DATE OF INCEPTION)
                              TO DECEMBER 31, 2001
                                   (UNAUDITED)

                                                                                               FOR THE
                                                                                             PERIOD FROM
                                                                                              AUGUST 25,
                                                                                            2000 (DATE OF)
                                                                 SIX MONTHS ENDED            INCEPTION) TO
                                                                    DECEMBER 31,             DECEMBER 31,
                                                         ---------------------------------
                                                              2001             2000             2001
                                                         ----------------  ---------------  ----------------

CASH FLOWS FROM OPERATING
   ACTIVITIES:
       Net (loss)                                        $  (549,497)    $  (173,518)    $(1,364,352)
       Adjustments to reconcile net (loss) to
         net cash (used) by operating activities:
           Depreciation                                        1,701           1,909           2,713
           Interest expense - convertible debenture -
             beneficial conversion feature                   233,333               0         233,333
       Changes in operating assets and liabilities:
           G.S.T. refund                                       2,504               0          (6,691)
           Prepaid expenses                                      453         (10,000)            453
           Deposits                                              587               0          (4,176)
           Accounts payable                                  (20,128)         57,062         100,768
           Accrued liabilities                                 9,743               0          35,148
                                                         -----------     -----------     -----------
              NET CASH (USED) BY
                 OPERATING ACTIVITIES                       (321,304)       (124,547)     (1,002,804)
                                                         -----------     -----------     -----------
CASH FLOWS FROM INVESTING
   ACTIVITIES:
       Purchases of:
          Property and equipment                              (3,791)       (324,135)        (13,138)
          Trademark                                           (8,042)         (6,626)        (14,155)
       Acquisition of subsidiaries, net of cash
          received                                                 0               0         (32,977)
                                                         -----------     -----------     -----------

              NET CASH (USED) BY
                INVESTING ACTIVITIES                         (11,833)       (330,761)        (60,270)
                                                         -----------     -----------     -----------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
       Bank overdraft                                          6,699               0           6,699
       Proceeds from issuance of common stock                214,144         712,891         971,829
       Proceeds from convertible debenture                   100,000               0         100,000
       Payments on capital lease payable                      (4,904)              0          (6,506)
                                                         -----------     -----------     -----------

            NET CASH PROVIDED BY
                FINANCING ACTIVITIES                         315,939         712,891       1,072,022
                                                         -----------     -----------     -----------


       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
             FOR THE SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000 AND
            FOR THE PERIOD FROM AUGUST 25, 2000 (DATE OF INCEPTION)
                              TO DECEMBER 31, 2001
                                   (UNAUDITED)

                                                                             FOR THE
                                                                           PERIOD FROM
                                                                            AUGUST 25,
                                                                          2000 (DATE OF)
                                                  SIX MONTHS ENDED         INCEPTION) TO
                                                     DECEMBER 31,          DECEMBER 31,
                                              ------------------------    ---------------
                                                  2001         2000            2001
                                              -----------    ---------    ---------------

EFFECT OF EXCHANGE RATE CHANGES
   ON CASH AND CASH EQUIVALENTS                 $ (3,859)    $      0        $ (3,859)
                                              -----------    ---------    ---------------

NET INCREASE (DECREASE) IN CASH                  (21,057)     257,583           5,089

CASH AT BEGINNING OF PERIOD                       26,146            0               0
                                              -----------    ---------    ---------------

CASH AT END OF PERIOD                           $  5,089     $257,583        $  5,089
                                              ===========    =========    ===============




SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION

       Cash paid during the period for:

          Interest                              $    227     $      0        $  1,184
                                              ===========    =========    ===============
          Taxes                                 $      0     $      0        $      0
                                              ===========    =========    ===============

NON-CASH INVESTING AND
   FINANCING ACTIVITIES

       Purchase of property and equipment by
          capital lease financing               $      0     $      0        $ 14,605
                                              ===========    =========    ===============

       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND NATURE OF BUSINESS

         Security Biometrics, Inc. (hereinafter referred to as the Company) is a Nevada corporation, incorporated on March 12, 1999 as Great Bear Resources, Inc.; changed its name to Great Bear Investments, Inc. on May 12, 1999, and then subsequently changed its name to Security Biometrics, Inc. on August 11, 2000. The Company is based in Vancouver, British Columbia, Canada.

         On August 25, 2000, the Company acquired all of the issued and outstanding stock of Biometrics Security, Inc. (hereinafter referred to as BSI) in exchange for 38,257,675 shares (37,500,000 of these shares were owned by a trust whose beneficiaries were the children of the Chief Financial officer of the Company) of its common stock, par value $0.001.

         This transaction has the effect of what is commonly referred to as a "reverse acquisition" in that the Company is the legal acquirer; however, BSI is the accounting acquirer.

         In connection with the legal form of this transaction, BSI became a wholly-owned subsidiary of the Company. For accounting purposes, the acquisition is treated as a recapitalization of BSI rather than a business combination.

         The Companies intend to develop, market under license, and distribute the Gesture Recognition Technology developed by DSI Datotech Systems, Inc. (hereinafter referred to as Datotech) for video games and internet/television.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Security Biometrics, Inc. and its wholly owned subsidiaries, Biometrics Security, Inc. and NetFace LLC.

         All material inter-company accounts and transactions have been eliminated.

         CASH AND CASH EQUIVALENTS

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         ACCOUNTING ESTIMATES

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.



       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

         BSI depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

                   Office furniture and equipment             10 Years
                   Computer equipment                          5 Years

         ACCOUNTING FOR CONVERTIBLE DEBT SECURITIES

         The Company has issued convertible debt securities with a non-detachable conversion feature that were "in the money" at the date of issue. The Company accounts for such securities in accordance with Emerging Issues Task Force Topic 98-5. The Company has recorded the fair value of the beneficial conversion feature as interest expense and an increase in Paid in Capital in Excess of Par Value of Stock.

         The beneficial interest is computed by subtracting the stock conversion price from the market price of the stock times the number of shares and warrants eligible for conversion.

         INCOME TAXES

         Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No.109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         NET (LOSS) PER SHARE

         The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted (loss) per share. Basic (loss) per share is computed by dividing net (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net (loss) per share are excluded.


       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         LONG-LIVED ASSETS

         Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

         DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company estimates that the fair value of all financial instruments as of December 31 and June 30, 2001, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

         FOREIGN CURRENCY TRANSLATION

         The financial statements of the Company are measured using the United States dollar as the functional currency. Assets, liabilities and equity accounts of the company are translated from foreign currency to United States currency at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. Foreign currency translations gains and losses are included in consolidated net income.

NOTE 2   DEVELOPMENT STAGE OPERATIONS

         As of December 31, 2001, the Companies were in the development stage of operations. According to the Financial Accounting Standards Board of the Financial Accounting Foundation, a development stage Company is defined as a company that devotes most of its activities to establishing a new business activity. In addition, planned principal activities have not commenced, or have commenced and have not yet produced significant revenue.

NOTE 3   PROPERTY AND EQUIPMENT

         Property and equipment and accumulated depreciation consists of:


       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 3   PROPERTY AND EQUIPMENT (CONTINUED)

                                                             DECEMBER 31,          JUNE 30,
                                                                2001                  2001
                                                          -----------------    ------------------

               Office furniture and equipment                $       17,806       $        14,015
               Computer equipment                                     6,308                 6,308
                                                          -----------------    ------------------

                                                                     24,114                20,323
               Less accumulated depreciation                          2,713                 1,012
                                                          -----------------    ------------------

               Total property and equipment                  $       21,401       $        19,311
                                                          =================    ==================

         Depreciation expense for the six months ended December 31, 2001 and 2000 was $1,701 and $0, respectively.

NOTE 4   GESTURE RECOGNITION TECHNOLOGY OPTION

         On June 28, 2000, NetFace LLC acquired an option to acquire an exclusive worldwide perpetual, royalty-free license to exploit the Gesture Recognition Technology developed by DSI Datotech Systems, Inc. for video games and internet/television. The exercise price of the option is $5,000,000, plus a 20% Class B membership in NetFace LLC. NetFace has paid Datotech $200,000 of the exercise price, with the remaining $4,800,000 balance of the exercise price payable by December 4, 2002. The option expires eighteen months from the date when a prototype reasonably acceptable to NetFace LLC is made available to NetFace LLC.

         The licensing costs will be amortized over the estimated useful life of the assets once the products are ready for commercial use.

NOTE 5   TRADEMARK

         The trademark costs represent payments made to develop the trademark. The costs will be amortized according to FASB 142 as soon as the trademark is fully developed and its definitive life period is determined.

NOTE 6   CAPITAL LEASE PAYABLE

         BSI acquired an office copier on a capital lease with National Leasing Group Inc. The lease requires monthly payments of $310 for 48 months including interest at 11%.

         Future minimum payments are as follows:

                      December 31, 2002                     $         3,715
                      December 31, 2003                               3,715
                      December 31, 2004                               3,618
                                                             --------------




       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 6  CAPITAL LEASE PAYABLE (CONTINUED)

                  Total minimum lease payments                                  11,048
                  Less amount representing interest                              2,949
                                                                    ------------------
                  Present value of minimum lease payments              $         8,099
                                                                    ==================

NOTE 7   CONVERTIBLE DEBENTURE PAYABLE

         On November 8, 2001, the Company issued a convertible debenture to Librico Properties, Ltd. for a minimum of $100,000 to a maximum of $1,000,000.

         The debenture is unsecured, bears interest at 12% and matures on November 2, 2011.

         Librico Properties, Ltd. has the option, in whole or in part, to convert the debenture into Security Biometrics, Inc. common stock at a conversion price of $0.33 per share, subject to anti-dilution adjustments.

NOTE 8   INTEREST

         Interest expense for the six months ended December 31, 2001 and 2000 was $2,602 and $0, respectively.

NOTE 9   INCOME TAXES

         Significant components of the Company's deferred tax assets and liabilities are as follows:

         Deferred tax assets

              Net operating loss carryforward      $       157,000
              Less valuation allowance                     157,000
                                                   ---------------

              Net deferred tax assets              $             0
                                                   ===============

              Deferred tax liabilities             $             0
                                                   ===============
           A reconciliation of the valuation
            allowance is as follows:

              Balance at July 1, 2001             $       129,900
              Addition for six months ended
               December 31, 2001                           27,100
                                                  ---------------
              Balance at December 31, 2001        $       157,000
                                                  ===============



       See Accompanying Notes and Independent Accountants' Review Report.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 10  NET OPERATING LOSS CARRYFORWARDS

         The Company has the following net operating loss carryforwards:

                                                                    EXPIRATION
                           YEAR                    AMOUNT              DATE
                    -------------------         ------------        -----------
                    June 30, 1999               $    10,546            2019
                    June 30, 2000                    51,016            2020
                    June 30, 2001                   804,259            2021
                    December 31, 2001               181,291            2021
                                                -----------
                                                $ 1,047,112
                                                ===========

NOTE 11  REAL ESTATE LEASE

         On April 1, 2001, BSI leased its office facilities in Vancouver, British Columbia under a 36 month lease. The lease requires monthly rentals for the first two years of approximately $2,200 and approximately $2,400 for the third year of the lease plus sales taxes and common area costs.

         The lease provides that BSI has one, three year option to renew the lease at the prevailing rates at the time the lease is renewed.

         Future minimum lease payments are as follows:

                      December 31, 2002                  $       26,294
                      December 31, 2003                          26,707
                      December 31, 2004                           1,335
                                                         --------------
                                                        $        54,336
                                                         ==============

         Rent expense for the six months ended December 31, 2001 and 2000 was $19,618 and $0, respectively.

NOTE 12  EMPLOYEE STOCK OPTIONS

         On August 21, 2000, the corporation adopted the Biometrics Security, Inc. stock option plan for the purpose of providing an incentive based form of compensation to the officers, directors, key employees and service providers of the Company.

         The stock subject to the plan and issuable upon exercise of options granted under the plan are shares of the corporation's common stock, $.001 par value, which may be either unissued or treasury shares.

         The aggregate number of shares of common stock covered by the plan and issuable upon exercise of all options granted shall be 5,100,000 shares, which shares shall be reserved for use upon the exercise of options to be granted from time to time.




        See Accompanying Notes and Independent Accountants' Review Report

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 12         EMPLOYEE STOCK OPTIONS (CONTINUED)

                The exercise prices range from $1.00 to $5.00 at the date of the grant of the options.

                Vesting terms of the options range from immediate to five years.

                The Company has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value.

                A summary of the option activity for the six months ended December 31, 2001 pursuant to the terms of the plan is as follows:



                                                             SHARES                       WEIGHTED
                                                             UNDER                        AVERAGE
                                                             OPTION                    EXERCISE PRICE
                                                            ---------                  --------------
Options outstanding at July 1, 2001                         1,061,250                        $1.26
     Granted                                                  426,250                         1.00
     Exercised                                                      0                            0
     Canceled                                                       0                            0
                                                            ---------
Options outstanding at December 31, 2001                    1,487,500                        $1.21
                                                            =========                    =========

1,487,500 shares are exercisable at December 31, 2001

                Information regarding stock options outstanding as of December 31, 2001 is as follows:

                      Price range                                               $1.00 - $5.00
                      Weighted average exercise and grant
                        date prices                                                     $1.15
                      Weighted average remaining contractual life          3 years, 10 months
                      Options exercised                                                     0

The weighted average fair value of options granted were estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions:

                      Dividend yield                                                        0  %
                      Expected volatility                                                  50  %
                      Risk free interest rate                                    4.26% - 4.87  %
                      Expected life                                                  5  years


See Accompanying Notes and Independent Accountant's Review Reports.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 12         EMPLOYEE STOCK OPTIONS (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


Net (loss)
    As reported                              $         (549,497)

    Pro forma                                $       (1,020,495)

(Loss) per share attributable to
    common stock
    As reported                              $            ( .01)

    Pro forma                                $            ( .01)

NOTE 13         GOING CONCERN

                These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company has sustained operating losses of $1,368,211, has no revenue and needs additional capital to finance its operations. These factors raise doubt as to the Company's ability to continue as a going concern.

                Management's plan to eliminate the going concern situation include obtaining financing from either public or private sources.

NOTE 14         PREFERRED STOCK

                Biometrics Security, Inc. is authorized to issue 500,000 shares of no par value preferred stock. BSI has not established any preference rights for the preferred stock.

NOTE 15         CONSULTING AGREEMENTS

                On October 1, 2001, the Company entered into two consulting agreements with the following related individuals:

                                      WAYNE TAYLOR      STEPHEN J. HENRY
                                      ------------      ----------------
Term                                     2 years          2 years

Compensation - consulting

   Monthly fees                           $7,500           $5,000

   Monthly automobile allowance              650              350

      See Accompanying Notes and Independent Accountant's Review Reports.

                   SECURITY BIOMETRICS, INC. AND SUBSIDIARIES
                          (DEVELOPMENT STAGE COMPANIES)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
                                   (UNAUDITED)


NOTE 15         CONSULTING AGREEMENTS (CONTINUED)


                                         WAYNE TAYLOR           STEPHEN J. HENRY
                                         ------------           ----------------
 Compensation for acquiring debt
   financing                             3 - 8 % of
                                         funds raised                 0

   Stock options                        250,000 shares            100,000 shares



NOTE 16         UNAUDITED FINANCIAL INFORMATION

                The accompanying financial information at December 31, 2001 is unaudited. In management's opinion, such information includes all normal recurring entries necessary to make the financial information not misleading.


       See Accompanying Notes and Independent Accountants' Review Report.